EXHIBIT 99.1

Crown Media Holdings Announces Operating Results
for Third Quarter of 2009

STUDIO CITY, CA – November 5, 2009 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2009.

Operating Highlights

•
Popular original movies.  Original programming continues to be a source of ratings strength for Hallmark Channel, which has premiered eighteen new original movies through the end of the third quarter of 2009, increasing the delivery of women 25-54 by 21% for the premieres of original movies as compared to the same period in 2008.

•
Programming expansion.  Hallmark Channel has licensed several new programs in order to expand its family-friendly focus and holiday theme.  During the third quarter the network launched Jack Hanna’s Animal Adventures. In the fourth quarter Hallmark Channel will introduce a series of holiday-themed skating specials featuring Olympic skaters and has acquired the rights to air The 121st Rose Parade on New Year’s Day.  In addition, Hallmark Channel recently announced Movie Nights with hoops&yoyo, hosted by two popular animated characters featured on Hallmark greeting cards.

•
Hallmark Movie Channel growth.  Hallmark Movie Channel continues to achieve significant growth, reaching nearly 25 million subscribers at the end of the third quarter and is now in all top 30 markets in the United States.  In the past year, Hallmark Movie Channel has increased its subscribers by over 100%.

•	Increase in Adjusted EBITDA. Adjusted EBITDA increased 88% to $16.3 million, from $8.7 million in the third quarter of 2008, due primarily to management’s successful efforts to control costs.

“Although we were faced with continued challenges in the third quarter, we were able to leverage our stable and predictable subscriber fee revenues with effective cost controls to generate record positive adjusted EBITDA,” noted Bill Abbott, President and CEO of Crown Media. “As we begin the winter holiday season, typically our highest-rated time of year, we will present more holiday programming than any other television network and look forward to a strong finish for 2009.”

“On a more fundamental level, we are extending our family-friendly appeal and holiday theme throughout the year with innovative concepts and new original programming, including an original series on Hallmark Channel and movie premieres on Hallmark Movie Channel, as we provide two distinguishable services in order to create increased value for our viewers, advertisers and our distribution partners.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $62.8 million for the third quarter of 2009, a 3% decrease from $64.5 million for the third quarter of 2008. Subscriber fee revenue increased 12% to $16.0 million, from $14.2 million in the prior year’s quarter. Advertising revenue decreased 7% to $46.5 million during the quarter, from $50.0 million in the third quarter of 2008, reflecting primarily ratings declines in our demographics in the third quarter of 2009 compared to the third quarter of 2008. A shift in scheduling strategy to more specifically target W25-54 delivery was implemented in the 2nd quarter of 2009 in order to focus on the primary demographic targeted by our advertisers.  Further changes were made during the 3rd quarter of 2009. The addition of Golden Girls in the morning, a comedy block in late night, the expansion of M*A*S*H in early fringe and, most recently, the addition of Touched by an Angel in prime time, are all part of the schedule changes.  This caused a disruption in our audience resulting in declines in household ratings as we seek to attract a younger audience base. As a result, audience deficiency units increased for the third quarter of 2009, thereby decreasing advertising revenues, when compared to the same period in 2008.  The decrease in advertising revenue also reflects lower scatter rates and lower direct response advertising revenue, based on lower programming rates and lower viewer responses in the third quarter of 2009 than in the third quarter of 2008.

Crown Media reported revenue of $202.0 million for the nine months ended September 30, 2009, a 2% decrease from $206.6 million for the same period of 2008. Subscriber fee revenue for the nine months ended September 30, 2009, increased 11% to $47.2 million, from $42.7 million in the prior year’s period.  Advertising revenue decreased 6% to $153.7 million during the nine months ended September 30, 2009, from $163.0 million for the same period of 2008, reflecting primarily declining ratings and also lower scatter rates and direct response advertising revenue. An offsetting factor was an increase in the number of available general/scatter rate advertising spots.

For the third quarter of 2009, cost of services decreased 10% to $35.1 million from $39.1 million during the same quarter of 2008. Within cost of services, programming expenses decreased 14% quarter over quarter to $31.7 million.  In the second and third quarters of 2008, the Company entered into amendments to significant programming agreements which added programs and deferred certain payments for programming content to periods beyond 2008.  Some of the amendments resulted in the extension of related program licenses to cover slightly longer periods of availability, the deferral of expected delivery of certain programming and the deferral of certain payments primarily from 2008 until 2009.  The Company prospectively changed the amortization of program license fees for any changes in the period of expected usage and/or changes in license fee.  The effects of these amendments on 2008 amortization were not significant. During the first quarter of 2009, we also entered into other amendments to some of the Company’s original programming agreements which extended the current license period to those titles and thus resulted in lower amortization in the third quarter of 2009 compared to the third quarter of 2008.  Other cost of services and amortization of our capital lease increased 38% from $2.5 million to $3.4 million for the third quarter of 2009. During the third quarter of 2008, the Company recorded $1.1 million negative amortization of film assets related to a change in estimate of the Company’s residual and participation liability using information that became available during the third quarter of 2008.

For the nine months ended September 30, 2009, cost of services decreased to $107.1 million from $117.2 million during the same period of 2008. Within cost of services, programming expenses decreased 12% period over period to $95.2 million.  Other cost of services increased 25% from $9.5 million to $11.9 million for the nine months ended September 30, 2009, due to the $912,000 of severance expense recorded in May 2009 related to the resignation of one executive and the Company’s bad debt expense of $1.1 million for the nine months ended September 30, 2009, as compared to $42,000 for the nine months ended September 30, 2008.

Selling, general and administrative expenses decreased to $12.7 million for the quarter ended September 30, 2009, from $13.1 million in the year earlier period primarily due to decreases in compensation related to our share-based obligations and bonus expenses offset in part by $1.2 million of severance expense and a $451,000 increase in legal expense. Marketing expenses of $339,000 for the quarter ended September 30, 2009, decreased from $4.6 million for the quarter ended September 30, 2008. As part of our cost reduction efforts, promotional and marketing efforts were reduced overall during the 2009 quarter compared to the third quarter of 2008.

Selling, general and administrative expenses decreased to $36.5 million for the nine months ended September 30, 2009, from $39.4 million in the year earlier period.  Marketing expenses decreased to $6.0 million for the nine months ended September 30, 2009, from $13.1 million in the year earlier period.  The Company had three marketing promotions in the first three quarters of 2008 centered on three original movies.  The Company had one significant marketing promotion in January 2009 centered on an original movie.

Adjusted EBITDA was $16.3 million for the third quarter of 2009 compared to $8.7 million for the same period last year. Cash provided by operating activities totaled $20.0 million for the third quarter of 2009 compared to $24.6 million for the same period last year.  The net loss for the quarter ended September 30, 2009, totaled $10.2 million, or $0.10 per share, compared to $17.9 million, or $0.17 per share, in the third quarter of 2008.

Adjusted EBITDA totaled $56.2 million for the nine months ended September 30, 2009, compared to $42.9 million for the same period last year. Cash provided by operating activities totaled $33.4 million for the nine months ended September 30, 2009, compared to $41.6 million for the same period last year. The net loss for the nine month period ended September 30, 2009, totaled $23.0 million, or $0.22 per share, compared to $38.5 million, or $0.37 per share, in the same period of 2008.

Conference Call and Webcast to be Held Thursday, November 5th at 11:00 a.m. ET
Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m., Eastern Time to discuss the results of the third quarter of 2009.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Third Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, November 5th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 66560091.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to more than 88 million subscribers. Hallmark Channel is one of the nation’s leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA
Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Third Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

Contacts:
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Mark Kern
Crown Media
818.755.2626
markkern@hallmarkchannel.com

Nancy Carr
Crown Media
818.755.2643
nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.
Selected Third Quarter Unaudited Income Statement Information
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Subscriber fees	$15,998	$14,240	$47,153	$42,672
Advertising	46,296	49,950	153,177	162,836
Advertising by Hallmark Cards	191	-	525	157
Other revenue	334	292	1,098	901
Total revenue	62,819	64,482	201,953	206,566
Cost of services:
Affiliate programming	315	245	914	529
Non-affiliate programming	31,365	36,408	94,282	107,170
Amortization of capital lease	289	289	868	868
Other cost of services	3,116	2,170	11,037	8,654
Total cost of services	35,085	39,112	107,101	117,221
Selling, general & administrative expenses	12,208	12,640	35,000	37,966
Marketing expense	339	4,633	5,956	13,091
Depreciation and amortization	495	506	1,462	1,430
Income from operations before interest expense	14,692	7,591	52,434	36,858
Interest expense	(24,884)	(25,454)	(75,399)	(75,360)
Net loss	$(10,192)	$(17,863)	$(22,965)	$(38,502)
Net loss per share - basic and diluted	$(0.10)	$(0.17)	$(0.22)	$(0.37)
Weighted average shares outstanding	104,788	104,788	104,788	104,772

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$8,359	$2,714
Accounts receivable, less allowance for doubtful
accounts of $322 and $294, respectively	57,488	66,510
Program license fees	110,051	105,936
Prepaid and other assets	6,821	11,722
Total current assets	182,719	186,882
Program license fees	194,726	214,207
Property and equipment, net	13,689	15,392
Goodwill	314,033	314,033
Prepaid and other assets	6,106	8,831
Total assets	$711,273	$739,345

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$18,455	$26,841
Audience deficiency reserve	17,281	11,505
License fees payable	113,108	128,638
Payables to Hallmark Cards affiliates	19,970	14,799
Credit facility and interest payable	2,516	29
Notes and interest payable to Hallmark Cards	340,727	3,987
Total current liabilities	512,057	185,799
Accrued liabilities	25,936	31,361
License fees payable	105,606	112,451
Credit facility	-	28,570
Notes payable to Hallmark Cards affiliates	-	340,697
Senior unsecured note to HC Crown, including accrued interest	740,083	686,578
Company obligated mandatorily redeemable preferred interest	22,382	20,822
Total liabilities	1,406,064	1,406,278
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares
authorized; 74,117,654 shares issued and outstanding
as of both September 30, 2009 and December 31, 2008	741	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 30,670,422 shares issued and outstanding
as of both September 30, 2009 and December 31, 2008	307	307
Paid-in capital	1,460,400	1,465,293
Accumulated deficit	(2,156,239)	(2,133,274)
Total stockholders' deficit	(694,791)	(666,933)
Total liabilities and stockholders' deficit	$711,273	$739,345

Crown Media Holdings, Inc.
Selected Third Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net loss	$(10,192)	$(17,863)	$(22,965)	$(38,502)
Subscriber acquisition fee amortization expense	651	702	1,953	2,042
Depreciation and amortization	784	795	2,330	2,298
Other film asset benefit	-	(1,068)	-	(649)
Interest expense	24,884	25,454	75,399	75,360
Restricted stock unit compensation (benefit)	134	648	(550)	2,380
Adjusted earnings before interest, taxes, depreciation
and amortization	$16,261	$8,668	$56,167	$42,929

Programming and other amortization	31,636	37,726	95,036	108,319
Provision for allowance for doubtful account	235	38	1,128	43
Changes in operating assets and liabilities:
Additions to program license fees	(12,125)	(67,800)	(79,829)	(135,893)
Change to subscriber acquisition fees	(250)	(250)	(1,000)	(2,693)
Change in subscriber acquisition fees payable	-	250	(500)	1,183
Interest paid	(10,639)	(983)	(22,022)	(3,882)
Changes in other operating assets and
liabilities, net of adjustments above	(5,133)	46,931	(15,613)	31,573
Net cash provided by operating activities	$19,985	$24,580	$33,367	$41,579

Crown Media Holdings, Inc.
Selected Third Quarter Unaudited Cash Flow Statement Information
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$19,985	$24,580	$33,367	$41,579
Net cash used in investing activities	(414)	(1,083)	(1,062)	(4,369)
Net cash used in financing activities	(18,016)	(19,476)	(26,660)	(34,886)
Net increase in cash and cash equivalents	1,555	4,021	5,645	2,324
Cash equivalents, beginning of period	6,804	277	2,714	1,974
Cash equivalents, end of period	$8,359	$4,298	$8,359	$4,298

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